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                                                                     EXHIBIT 5.3

                [LETTERHEAD OF HELLER ERHMAN WHITE & MCAULIFFE]



                              September 13, 1999



Muzak LLC
2901 Third Avenue, Suite 400
Seattle, Washington 98121

     Re:  Guarantee of Muzak LLC's Exchange Note Obligations

Ladies and Gentlemen:

     We have acted as counsel to MLP Environmental Music, LLC, a Washington limited liability company (the "Washington Guarantor") in connection with that certain Guarantee executed and delivered by the Washington Guarantor and certain other parties (the "Guarantee") related to up to $115,000,000 in aggregate principal amount of 9-7/8% Senior Subordinated Notes due 2009 (the "Exchange Notes") to be issued by Muzak LLC, a Delaware limited liability company (the "Company") pursuant to a Registration Statement on Form S-4 (Registration No. 333-78571) originally filed with the Securities and Exchange Commission (the "Commission") on May 17, 1999, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The Exchange Notes and the Guarantee are to be issued pursuant to the Indenture (as supplemented, the "Indenture"), dated as of March 18, 1999, among the Company and Muzak Finance Corp., a Delaware corporation, as issuers, Muzak Capital Corporation, a Delaware corporation, the Washington Guarantor, Business Sound, Inc., an Ohio corporation, and Muzak Holdings LLC, a Delaware limited liability company, as guarantors, and State Street Bank and Trust Company, as Trustee, in exchange for and in replacement of the Company's outstanding 9-7/8% Senior Subordinated Notes due 2009, of which $115,000,000 in aggregate principal amount is outstanding. You have requested our opinion in connection with the Washington Guarantor's guarantee of the obligations of the Company under the Exchange Notes. Our representation of the Washington Guarantor in these matters has been solely for the purpose of rendering this opinion, and we have not participated in the negotiation or preparation of any of the documents relating to the transaction which is the subject of this opinion.

                                      I.

     We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinion:

     (a)  The Indenture;

     (b)  The Guarantee;

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Muzak LLC
September 13, 1999


     (c) The Certificate of Formation of the Washington Guarantor certified by the Washington Secretary of State, and certified to us by an officer of the Washington Guarantor as being complete and in full force and effect as of the date of this opinion;

     (d) The Limited Liability Company Agreement of the Washington Guarantor certified to us by an officer of the Washington Guarantor as being complete and in full force and effect as of the date of this opinion;

     (e) Records certified to us by an officer of the Washington Guarantor as constituting all records of proceedings and actions of the manager and the member of the Washington Guarantor relating to the transactions contemplated by the Guarantee and the Indenture;

     (f) A Certificate of Existence/Authorization relating to the Washington Guarantor issued by the Washington Secretary of State;

     Our opinion expressed in Paragraph 1 of Part III as to the formation and existence of the Washington Guarantor under the laws of the State of Washington is based solely upon the Certificates of Formation and Existence/Authorization enumerated above. We have made no additional investigation after the respective dates of those Certificates in rendering our opinion expressed in Paragraph 1 of
Part III.

     Where our opinion relates to our "knowledge," that knowledge is based upon our examination of the records, documents, instruments and certificates enumerated or described above and the actual contemporaneous knowledge of attorneys in this firm who are currently involved in legal representation of the Company and the Washington Guarantor in connection with the Indenture. We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.

                                      II.

     We express no opinion as to:

     A. The applicable choice of law rules that may affect the interpretation or enforcement of the Guarantee or the Indenture.

     B. Any securities, tax, anti-trust, land use, safety, environmental or hazardous materials laws, rules or regulations or laws, rules or regulations applicable to the Company.

     C. The effect on the Washington Guarantor's obligations, and the Company's rights, under the Indenture and Guarantee of laws relating to fraudulent transfers and fraudulent obligations set forth in Sections 544 and 548 of the federal Bankruptcy Code and Chapter 19.40 of the Revised Code of Washington.

     This opinion is limited to the federal laws of the United States of America and the laws of the State of Washington and the Washington case law decided thereunder, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any local governmental body or as to any related judicial or administrative opinion interpreting any statute, rule, regulation, ordinance, order or other promulgation of any local governmental body.


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Muzak LLC
September 13, 1999


                                     III.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed below, it is our opinion that:

     1. The Washington Guarantor has been duly formed and is validly existing as a limited liability company under the laws of the State of Washington.

     2. The Washington Guarantor has all requisite limited liability company power and limited liability company authority to enter into and perform its obligations under the Indenture and the Guarantee, to own its properties and to carry on its business as, to our knowledge, it is now conducted.

     3. The Indenture and the Guarantee have been duly authorized by all necessary limited liability company action on the part of the Washington Guarantor, and the Indenture and the Guarantee have been duly executed and delivered on behalf of the Washington Guarantor.

     4. Neither the execution and delivery of the Indenture or the Guarantee on behalf of the Washington Guarantor nor the consummation by the Washington Guarantor of the Guarantee as provided in the Indenture (i) conflicts with any provision of the Certificate of Formation or Limited Liability Company Agreement of the Washington Guarantor or
          (ii) violates any law applicable to the Washington Guarantor.

                                      IV.

We further advise you that:

     A. As noted, the enforceability of the Guarantee and the Indenture is subject to the effect of general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing. As applied to the Guarantee and the Indenture, these principles will require you to act reasonably, in good faith and in a manner that is not arbitrary or capricious in the administration and enforcement of the Guarantee and the Indenture and will preclude you from invoking penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

     B. The enforceability of the Guarantee and the Indenture are subject to the effects of (i) Revised Code of Washington ("RCW") Section 62A.1-102, which provides that obligations of good faith, diligence, reasonableness and care prescribed by the Washington Uniform Commercial Code (RCW Title 62A) may not be disclaimed by agreement, although the parties may by agreement determine the standards by which the performance of such obligations is to be measured if those standards are not manifestly unreasonable, (ii) RCW 62A.1-203, which imposes an obligation of good faith in the performance or enforcement of a contract and (iii) legal principles under which a court may refuse to enforce, or may limit the enforcement of, a contract or any clause of a contract that a court finds as a matter of law to have been unconscionable at the time it was made.


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Muzak LLC
September 13, 1999


     C. The effectiveness of indemnities, rights of contribution, exculpatory provisions and waivers of the benefits of statutory provisions may be limited on public policy grounds.

     D. Pursuant to RCW 4.84.330, any provision in an agreement requiring a party to pay another party's attorneys' fees and costs in actions to enforce the provisions of such agreement will be construed to entitle the prevailing party in any action, whether or not that party is the specified party, to be awarded its reasonable attorneys' fees, costs and necessary disbursements.

     E. Provisions of the Guarantee or the Indenture requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

     F. The enforceability of the Guarantee and the Indenture may be subject to Washington case law to the effect that a guarantor may be exonerated if the beneficiary of the guaranty alters the original obligation of the principal, fails to inform the guarantor of material information pertinent to the principal or any collateral, elects remedies that may impair the subrogation rights of the guarantor against the principal or that may impair the value of any collateral, fails to accord the guarantor the protections afforded a debtor under
          Article 9 of the Washington Uniform Commercial Code or otherwise takes any action that materially prejudices the guarantor unless, in any such case, the guarantor validly waives such rights or the consequences of any such action. See, e.g., Warren v. Washington Trust Bank, 92 Wash. 2d 381, 598 P.2d 701 (1979); Franco v. Peoples Nat'l Bank of Washington, 39 Wash. App. 381; 693 P.2d 200 (1984); MGIC Financial Corp. v. H.A. Briggs Co., 24 Wash. App. 1, 600 P.2d 573
          (1979). While express and specific waivers of a guarantor's right to be exonerated, such as those contained in the Guarantee and the Indenture, are generally enforceable under Washington law, we express no opinion as to whether the Guarantee or the Indenture contains an express and specific waiver of each exoneration defense a guarantor might assert or as to whether each of the waivers contained in the Guarantee or the Indenture is fully enforceable.

                                      V.

     This opinion is rendered to you in connection with the Guarantee and the Indenture and is for the benefit of you and the holders or noteholders or any investor in, or beneficial owner of, the Exchange Notes in connection with the filing of the Registration Statement with the Commission. Except as so provided, this opinion letter may not be relied upon by any other person, firm, corporation or other entity without our prior written consent, except that Kirkland & Ellis may rely upon this opinion letter to the same extent as if it were an addressee hereof. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.3 to the Registration Statement.



                                       Very truly yours,

                                       /s/ Heller Ehrman White & McAuliffe